Exhibit 99.2

COVENANT WAIVER AGREEMENT

August 5, 2008

TVI Corporation

Capa Manufacturing Corp.

Safety Tech International, Inc.

Signature Special Event Services, Inc.

c/o TVI Corporation

7100 Holladay-Tyler Road

Glenn Dale, MD 20769

Attention: Chief Financial Officer

Re:	Amended and Restated Financing and Security Agreement dated as of February 22, 2008 (as amended, the “Financing Agreement”) among TVI Corporation, Capa Manufacturing Corp., Safety Tech International, Inc., and Signature Special Event Services, Inc. (formerly named “TVI Holdings One, Inc.”) (collectively, as the “Borrowers”), and Branch Banking and Trust Company (as the “Lender”)

Ladies and Gentlemen:

Please refer to the Financing Agreement for the meaning of capitalized terms not otherwise defined in this Covenant Waiver Agreement.

An Event of Default exists under the Financing Agreement because the Borrowers did not meet the minimum EBITDA requirement of subsection (f) of Section 6.1.14 (Financial Covenants) for the fiscal quarter ended June 30, 2008 (the “Subject Event of Default”).

The Lender hereby waives the Subject Event of Default for that the specific instance cited only, effective as of the dates such obligations arose. The Lender shall not be deemed to waive any other Event of Default under the Financing Agreement, whether or not the events, facts or circumstances giving rise to such any non-compliance with such other provisions are the same or similar to those which gave result to the Subject Event of Default waived. Except with respect to the Subject Event of Default waived under this Covenant Waiver Agreement, all of the Lender’s rights and remedies are hereby reserved.

This Covenant Waiver Agreement shall be effective upon acceptance by the Borrowers in the places indicated below, which acceptance shall also constitute the Borrowers agreement to pay the Lender a one-time waiver fee in the amount of $20,000 (which fee is fully-earned and non-refundable) and the fees of Lender’s counsel in the amount of $250 and further agreement that the Lender may debit TVI’s account for the same.

This Covenant Waiver Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same agreement. Each party to this Covenant Waiver Agreement agrees that the respective signatures of the parties may be delivered by fax, “.pdf,” or other electronic means acceptable to the

Lender and that the parties may rely on a signature so delivered as an original. Any party who chooses to deliver its signature in such manner agrees to provide promptly to the other parties a copy of this Covenant Waiver Agreement with its inked signature, but the party’s failure to deliver a copy of this Agreement with its inked signature shall not affect the validity, enforceability and binding effect of this Agreement.

Signatures begin on the following page.

LENDER’S SIGNATURE PAGE TO COVENANT WAIVER AGREEMENT

(Page 1 of 2 Signature Pages)

Branch Banking and Trust Company

By:	/s/ Derek T. Whitwer	(Seal)
Derek T. Whitwer
Senior Vice President

BORROWERS’ SIGNATURE PAGE TO COVENANT WAIVER AGREEMENT

(Page 2 of 2 Signature Pages)

TVI CORPORATION

By:	/s/ Harley A. Hughes	(Seal)
Harley A. Hughes
President and Chief Executive Officer

CAPA MANUFACTURING CORP.

By:	/s/ Harley A. Hughes	(Seal)
Harley A. Hughes
President

SAFETY TECH INTERNATIONAL, INC.

By:	/s/ Harley A. Hughes	(Seal)
Harley A. Hughes
President

SIGNATURE SPECIAL EVENT SERVICES, INC.

By:	/s/ Harley A. Hughes	(Seal)
Harley A. Hughes
President